Exhibit 99.1
PRESS RELEASE
Juniata Valley Financial Corp. Announces Increase in Quarterly Earnings Over Previous Year and
Declares Dividend
Mifflintown, PA —April 28, 2011— Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the first quarter of 2011 were $1,239,000 and $0.29, respectively, increases of 4.3% and 7.4%, respectively, compared to the same quarter in 2010. As compared to the immediate preceding quarter, net income in 2011 declined by 5.0%. Juniata Valley’s 2011 first quarter earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to both previous quarters, are shown in the table below.

	Quarter Ended
	March 31, 2011	December 31, 2010		March 31, 2010
	Results	Results	% Change	Results	% Change
Net Income	$1,239,000	$1,304,000	-5.0%	$1,188,000	4.3%
ROA	1.13%	1.20%	-5.8%	1.09%	3.7%
ROE	9.96%	10.30%	-3.3%	9.32%	6.9%
EPS (basic and fully diluted)	$0.29	$0.31	-6.5%	$0.27	7.4%
The increase in net income in the first quarter of 2011 versus the first quarter of 2010 primarily resulted from a decrease in the provision for loan losses charged to expense. Based upon outstanding loan balances and credit quality criteria, the provision for loan losses necessary to maintain an adequate allowance for loan losses was $197,000 less in the first quarter of 2011 compared to the prior year’s first quarter. While outstanding loan balances declined to $297,450,000 at March 31, 2011, from $311,663,000 one year earlier, the percentage of allowance to net loans increased from 0.92% to 0.98% during the same time period. Partially offsetting the favorable variance related to the provision for loan losses, net interest income was $91,000 less in the first quarter of 2011 as compared to the first quarter of 2010, due to the reduction in loan balances. Non-interest income and non-interest expense in the recent quarter were essentially unchanged when compared to same period during the prior year.
First quarter 2011 net income was lower by $65,000, or 5.0%, in comparison to net income for the fourth quarter of 2010. Net interest income in the most recent quarter was $103,000 less than in the previous quarter due primarily to lower average loan volumes. The provision for loan losses was $16,000 lower in the first quarter of 2011 than in the fourth quarter of 2010, reflecting improvement in non-performing loan balances. The coverage ratio (allowance as a percent of non-performing loans) increased from 40.5% to 45.8% from year end 2010 to the end of the first quarter in 2011. Additionally, the percentage of allowance to total loans increased from 0.95% to 0.98% during the period. Non-interest income in the first quarter of 2011 exceeded non-interest income in the previous quarter by $73,000, or 7.7%, primarily due to increased revenues from trust and commissions from sales of non-deposit products. Non-interest expense was $60,000 higher in the first quarter of 2011 compared to the fourth quarter of 2010 due to higher FDIC insurance premiums and taxes (other than federal income taxes).
Total assets increased by 2.1%, to $444.7 million from December 31, 2010 to March 31, 2011, funded by deposit growth of 2.6%.

Ms. Barber stated, “We are pleased to report stable earnings and controlled growth in these economically challenging times. We look forward to an exciting 2011 as our new products and delivery channels, like Mobile Banking, position us for growth in assets and profitability.”
Ms. Barber also announced that, on April 19, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.21 per share for the first quarter of 2011, payable on June 1 to shareholders of record on May 16, an increase of 5% over 2010’s first quarter dividend.
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.
The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.
*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.
For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.